Exhibit 10.8

This text is a translation, provided for information only. Due to the complexities of language translations, translations are not always precise. The original text in Portuguese is the legally valid version.

FOURTH AMENDMENT TO TELECOMMUNICATIONS SUPPORT SERVICES CONTRACT

On one side, FALKLAND TECNOLOGIA EM COMUNICAÇÕES TELECOM SA, located at Rua Bernardino de Campos, 1954 1st floor, Vila Maceno, Sao Jose do Rio Preto -. SP - CEP 15060-10, CNPJ under No. 01.009.876/0029 -62, herein represented pursuant to its Bylaws, hereinafter referred to as  IP CORP.

And on the other hand,  ESOTV BRASIL PROMOÇÃO PUBLICIDADE LICENCIAMENTO E COMERCIO LTDA, based in the city of Santana do Parnaíba, São Paulo, at Rua Professor Edgard de Moraes, n ° 534 -. Centre - CEP 06502-165, enrolled with CNPJ under No. 10.563.796/0001-44, herein represented pursuant to its Social Contract, hereinafter simply ESOTV.

Whereas the aforementioned parties signed a TELECOMMUNICATIONS SUPPORT SERVICES CONTRACT on 19 October 2012, hereinafter referred to as simply "Contract", they agree to the following:

1.                   The Parties agree to repeal clauses 2.1, 2.2, 2.3 and 10.5 of the Contract registered in the 6th Office of Registry of Deeds and Documents of Civil and Corporate Capital - State of São Paulo under No. 1656244.

2.                   The Parties agree to include the following clause dealing with Validity in the Contract registered in the 6th Office of Registry of Deeds and Documents of Civil and Corporate Capital - State of São Paulo under No. 1656244 with the following redaction:

This contract will be valid for a period of twelve (12) months, commencing on 01/12/2013, automatically renewable for equal and successive periods of twelve (12) months unless any of the parties should manifest itself contrary in writing ninety (90) days in advance of of their respective renewals.

3.                   The Parties agree to include the following clause dealing with Exclusivity in the Contract registered in the 6th Office of Registry of Deeds and Documents of Civil and Corporate Capital - State of São Paulo under No. 1656244 with the following redaction:

I.        The value added service that is the object of this contract, provided by ESOTV directly or indirectly in its name or on behalf of other persons, or any of its entities, parent companies, subsidiaries, affiliates and / or any subsidiary possess full EXCLUSIVITY with IPCORP, ESOTV not being allowed to perform advertising, or a TV program called the CALL TV Program (questions and answers), use CSP’s different from CSP 91 or services of any other content such as call horoscope or call friendship, call self help, etc. nor execute contracts similar or of identical content to this contract with other companies, operators and providers during the validity of this contract.

i)         Due to the above mentioned EXCLUSIVITY, the conditions in ANNEX signed between the parties on the date 01/10/2013 as the obligations of disclosure by ESOTV of the two CSP codes (CSP 31 and CSP 91) in their television programs are fully repealed, and from 01/12/2013, it is expressly prohibited the disclosure of other CSP’s different from CSP 91, pursuant to item I above.

II. In the case of the termination of the Contract at the request of ESOTV or for reasons attributable to ESOTV,  EsoTV may not, directly or indirectly on behalf of other persons, or any of its entities, parent companies, subsidiaries, affiliates and / or any subsidiary, conduct advertising, TV programs called CALL TV Program (questions and answers), promotion of different CSPs other than CSP 91, services of any other content such as, call friendship, call self help etc. nor execute contracts similar or of identical content to this contract with other companies, operators and providers, for a period of twelve (12) months after termination of this Contract.

III. Given the characteristics of the services, investments by IPCORP and conditions set herein, the PARTIES agree that without prejudice to the penalties provided for in item II above, in the event of termination at the request of or attributable to ESOTV ESOTV reason or noncompliance conditions of EXCLUSIVE mentioned in item I above, ESOTV will automatically be subject to payment of a fine in the import of R$ 5,000,000.00 (five million Reais) in favor of IPCORP.

IV. Whereas the nature of telecommunications service is susceptible to possible failures, technical problems, defects, delays or interruptions, ESOTV currently declares to be aware that any failures, technical problems, defects, delays, interruptions and presentation defect in platform - IVR (voice response unit) shall not imply a breach of any contractual obligation by IPCORP, so that also in this case, the ESOTV not be entitled to receive any compensation of any nature, from IPCORP, such as, but not limited to, damages, loss of profits and the fine provided in section III above.

V. The parties agree that, beginning on the date 12/01/2013 IPCORP will have exclusivity with ESOTV, so that IPCORP may not conclude contracts with other companies whose service is the diffusion of CSP 91 in TV programs called CALL TV (programs questions and answers) that use the IVR (voice response unit) with content exclusively Quiz (questions and answers) as long as the sum of the minutes which were displayed CSP 91 throughout the program broadcast by ESOTV, on the day in question, are equal or superior to thirty (30) minutes, and as well, ESOTV shall produce the monthly volume of 1,000,000 (one million) in the number of minutes available for IPCORP monthly.

VI. If ESOTV does not reach in a given month the amount of 1,000,000 (one million) minutes available for IPCORP, then IPCORP shall be automatically relieved of compliance with the exclusivity conditions set forth in item V above, and from the time of such fact IPCORP may, without incurring any lien or contractual fine, contract with other companies whose service contract is disclosure of CSP 91 in television programs called CALL TV (programs questions and answers) that uses the IVR (voice response unit) with content exclusively Quiz (questions and answers) even if the sum of the minutes that were displayed CSP 91 throughout the program display is equal to or less than thirty (30) minutes.

VII. The conditions of exclusivity from IPCORP to the ESOTV provided in item V above refer exclusively to the provision of services of the disclosure of CSP 91 in TV programs called CALL TV (programs questions and answers) that uses the IVR (voice response unit) with content exclusively Quiz (questions and answers) when the sum of the minutes in which were displayed CSP 91 throughout the program broadcast by ESOTV on the day in question, is equal to or greater than thirty (30) minutes, on the other hand, IPCORP may provide services to any business that discloses the CSP 91 in television programs (programs questions and answers) that uses the IVR (voice response unit) with content exclusively Quiz (questions and answers) provided that the sum of the minutes that were displayed throughout the CSP 91 to view the program carried by other companies, operators and providers is less than thirty (30) minutes, and NOT BEING OBJECT OF EXCLUSIVITY the delivery any other mode of service that differs from that service constitutes disclosure of the CSP in 91 television programs (programs questions and answers) that uses the IVR (voice response unit) with exclusively Quiz content, when the sum of the minutes during which were displayed CSP 91 throughout the program broadcast by ESOTV on the day in question, equal or greater to thirty (30) minutes, such as call horoscope, call friendship, call self help, or any services of any content.

Just to clarify the above items V and VII the following hypothetical situations are presented:

Exclusive IPCORP conditions specified in Item V and VII
TOTAL TIME (in minutes) of Television in question called CALL TV (programs questions and answers) that uses the IVR (voice response unit) with content exclusively Quiz	Sum of minutes that were shown in the CSP 91 Television in question called CALL TV (programs questions and answers) that uses the IVR (voice response unit) with content exclusively Quiz.	The IPCORP may perform services for other companies, the different ESOTV to make public the CSP in 91 TV programs called CALL TV (programs questions and answers)that uses the IVR (voice response unit) with content exclusively Quiz?
2 hours	29 minutes	ALLOWED
40 minutes	30 minutes	NOT ALLOWED
1 hours	20 minutes	ALLOWED
45 minutes	20 minutes	ALLOWED
1 hours	40 minutes	NOT ALLOWED

The terms and conditions which are unchanged by this instrument shall still apply.

And being witness thereof the parties have executed this in two (2) copies of equal content and form in the presence of witnesses.

São Paulo, November 22, 2013

FALKLAND TECNOLOGIA EM COMUNICAÇÕES TELECOM SA

ESOTV BRASIL PROMOÇÃO PUBLICIDADE LICENCIAMENTO E COMERCIO LTDA